Exhibit 11
                         THERMO INSTRUMENT SYSTEMS INC.

                        Computation of Earnings per Share


                                                    Three Months Ended
                                              -----------------------------
                                                  June 28,         June 29,
                                                      1997             1996
   ------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                               $ 37,219,000     $ 35,296,000

     Add: Convertible obligation interest,
          net of tax                             2,021,000        1,055,000
                                              ------------     ------------
     Income applicable to common stock
       assuming full dilution (a)             $ 39,240,000     $ 36,351,000
                                              ------------     ------------
   Shares:
     Weighted average shares outstanding        97,221,904       95,073,737

     Add: Shares issuable from assumed
          conversion of convertible
          obligations                           13,353,222       11,281,008

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                            855,492        1,047,598
                                              ------------     ------------
     Weighted average shares outstanding,
       as adjusted (b)                         111,430,618      107,402,343
                                              ------------     ------------
   Fully Diluted Earnings per Share (a)/(b)   $        .35     $        .34
                                              ============     ============
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                                                                   Exhibit 11
                         THERMO INSTRUMENT SYSTEMS INC.

                        Computation of Earnings per Share


                                                     Six Months Ended
                                              -----------------------------
                                                  June 28,         June 29,
                                                      1997             1996
   ------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                               $ 70,806,000     $ 69,339,000

     Add: Convertible obligation interest,
          net of tax                             4,051,000        2,404,000
                                              ------------     ------------
     Income applicable to common stock
       assuming full dilution (a)             $ 74,857,000     $ 71,743,000
                                              ------------     ------------

   Shares:
     Weighted average shares outstanding        97,146,214       93,474,351

     Add: Shares issuable from assumed
          conversion of convertible
          obligations                           13,407,687       12,863,360

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                            882,359        1,047,598
                                              ------------     ------------
     Weighted average shares outstanding,
       as adjusted (b)                         111,436,260      107,385,309
                                              ------------     ------------
   Fully Diluted Earnings per Share (a)/(b)   $        .67     $        .67
                                              ============     ============
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